EXHIBIT 10.31

2011 Cash Incentive Plan

Purpose:

The terms of the 2011 Cash Incentive Plan (the “Plan”) have been established to reward the executives and other employees of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of corporate goals and a review of personal performance, which is determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).  The overarching intent in setting and achieving the goals is to build long-term shareholder value.

Determination of 2011 Cash Bonuses:

Target bonuses for participants in the Plan will range from 5% to 60% of such recipient’s 2011 base salary, with a range for executives of 40% to 60% of such executive’s 2011 base salary. The maximum bonus that a participant will be eligible to receive is 120% of such participant’s 2011 base salary and in no event will a bonus be paid later than March 15 of the year following the year in which the bonus was earned. The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial and operational performance, including building the pipeline of potential product candidates (weighted at 25%), clinical development of product candidates (weighted at 50%), and the Company’s cash position at December 31, 2011 (weighted at 25% ), as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met.